                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549





                                 FORM 8-K
                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event) April 15, 1997





                 ASSOCIATES CORPORATION OF NORTH AMERICA
          (Exact name of registrant as specified in its charter)




            DELAWARE                              74-1494554
(State or other jurisdiction        (I.R.S. Employer Identification Number)
      of incorporation)

                              1-6154
                      (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                          75062-2729
(Address of principal executive offices)                         (Zip Code)



    Registrant's telephone number, including area code (972) 652-4000

Item 5.  Other Events.

Associates Corporation of North America (the "Company") recorded net earnings for the three-month period ended March 31, 1997 of $215.4 million, compared with $193.8 million a year earlier, an 11% increase. Earnings before provision for income taxes increased 9% to $337.8 million for the period, compared with $308.8 million the prior year.

Total revenue for the period increased 15% to $1.7 billion, compared with $1.5 billion in the prior-year period. Total net finance receivables at March 31, 1997 were $42.8 billion compared to $41.8 billion at December 31, 1996 and $37.6 billion at March 31, 1996.

Consumer finance net receivables were $28.9 billion at March 31, 1997, up from $28.0 billion reported at December 31, 1996 and $25.6 billion at March 31, 1996. Consumer finance receivables consist of residential real estate-secured receivables, personal loans, sales financing of consumer durable goods, manufactured housing receivables and credit card participations in receivables.

Commercial finance net receivables were $14.0 billion at March 31, 1997, up from $13.8 billion reported at December 31, 1996 and $12.0 billion at March 31, 1996. Commercial finance receivables result from the financing and leasing of transportation, construction, communications, material handling and industrial equipment. The Company is also a significant provider of automobile fleet leasing services and other products and services.

The Company's ratios of net credit loss to average net receivables increased across most of its portfolios during the first quarter of 1997. Management attributes the increase in losses to the generally less favorable trends in economic conditions, including rising consumer debt levels and decreased manufacturing capacity utilization in areas of the commercial market served by the Company. The allowance for losses as a percent of net finance receivables increased to 3.43% at March 31, 1997 from 3.28% at December 31, 1996 and 3.21% at March 31, 1996. The increases reflect management's opinion that net credit losses may continue to increase in 1997. Management believes the allowance for losses at March 31, 1997 is sufficient to provide adequate protection against losses in its portfolios.


             ASSOCIATES CORPORATION OF NORTH AMERICA



                                           Three Months Ended
                                                March 31
                                          1997            1996

TOTAL REVENUE                          $ 1,679.5       $ 1,454.2

EARNINGS BEFORE PROVISION
 FOR INCOME TAXES                          337.8           308.8

NET EARNINGS                               215.4           193.8

BALANCE SHEET

<CAPTION
                                      March 31   December 31   March 31
                                        1997        1996         1996

NET FINANCE RECEIVABLES
   Consumer Finance                  $28,876.2    $27,997.1   $25,578.0
   Commercial Finance                 13,970.4     13,781.8    11,998.8

     Total Net Finance
      Receivables                    $42,846.6    $41,778.9   $37,576.8

TOTAL ASSETS                         $43,728.2    $42,598.1   $38,165.9

TOTAL DEBT                            37,398.8     36,531.3    32,566.1

STOCKHOLDERS' EQUITY                   5,291.2      5,086.2     4,624.1

PORTFOLIO QUALITY

60+DAYS CONTRACTUAL
 DELINQUENCY                              2.33%        2.29%       1.79%

NET CREDIT LOSSES (as
 a % of ANR)                              2.34         2.02        1.74

ALLOWANCE FOR LOSSES ON
 FINANCE RECEIVABLES
  Amount                             $ 1,468.4     $ 1,371.4  $ 1,205.9
  Percent of net finance
   receivables                            3.43%         3.28%      3.21%


                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             ASSOCIATES CORPORATION OF NORTH AMERICA




                             By: /s/ KEVIN P. HEGARTY
                             Senior Vice President and Comptroller



Date: April 15, 1997